EXHIBIT 5.1

                   SOLOMON WARD SEIDENWURM & SMITH LETTERHEAD

June 15, 1999


Boatracs, Inc.
10675 Sorrento Valley Road, Suite 200
San Diego, California 92121

RE: Registration Statement on Form S-8

Ladies and Gentlemen:

We are delivering this opinion and consent to you in connection with the proposed issuance of up to 2,000,000 additional shares of common stock, no par value (the "Plan Shares"), of Boatracs, Inc. (the "Company"), to be issued pursuant to the Company's 1996 Stock Option Plan, as amended March 24, 1997, March 20, 1998, and May 11, 1999 (the "Plan"), and to be registered with the Securities and Exchange Commission on Form S-8 (the "Registration Statement").

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion and, based thereon, we advise you that, in our opinion, the Plan Shares have been duly authorized by the Company and, when paid for and delivered in accordance with the terms of the Plan and the terms of the agreements evidencing the grants of the options, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement.

Very truly yours,


/S/ SOLOMON WARD SEIDENWURM & SMITH, LLP

SOLOMON WARD SEIDENWURM & SMITH, LLP
San Diego, CA.